Exhibit 99.1

Contact: Mike Drickamer
Director, Investor Relations
Patterson-UTI Energy, Inc.
(281) 765-7170

Patterson-UTI Energy Reports Financial Results for Three and Twelve Months Ended December 31,
2012
7% of Shares Repurchased in 2012

HOUSTON, Texas – February 7, 2013 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three and twelve months ended December 31, 2012. The Company reported net income of $58.9 million, or $0.40 per share, for the fourth quarter of 2012, compared to net income of $87.6 million, or $0.56 per share, for the quarter ended December 31, 2011. Revenues for the fourth quarter of 2012 were $653 million, compared to $725 million for the fourth quarter of 2011.

The Company reported net income of $299 million, or $1.96 per share, for the twelve months ended December 31, 2012, compared to net income of $322 million, or $2.06 per share, for the twelve months ended December 31, 2011. Revenues for the twelve months ended December 31, 2012 were $2.7 billion, compared to $2.6 billion for 2011.

During the quarter, the Company repurchased approximately 3.4 million shares for approximately $60 million. In total, the Company repurchased approximately 10.7 million shares for $170 million during 2012, which reduced the outstanding shares by approximately 7%.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “We are pleased with our results for the fourth quarter in contract drilling, and especially pleased with our results in pressure pumping.

“Our average number of rigs operating during the fourth quarter was 198 in the United States, which was better than expected, and 7 rigs in Canada. This compares to 211 in the United States and 5 rigs in Canada during the third quarter.”

Mr. Hendricks added, “Average revenue and direct operating cost per day increased slightly in the fourth quarter, with an overall effect of average margin per day declining by only $90 to $9,020. Both average revenue and margin per day were also better than expected.

“Our average U.S. rig count during the fourth quarter included 12 rigs that received standby rates compared to 10 during the third quarter. The Company did not receive any lump-sum early termination payments in the fourth quarter.

“As of December 31, 2012, we had term contracts for drilling rigs providing for approximately $1.24 billion of dayrate drilling revenue. Based on contracts currently in place with an initial duration of at least six months, we expect to have an average of 97 rigs operating under term contracts during 2013, including an average of approximately 123 rigs in the first quarter.

“We completed 6 new APEX® rigs during the fourth quarter, bringing our total to 22 new APEX® rigs completed in 2012. The capital budget for 2013 provides for the construction of 13 new APEX® rigs, of which 8 are rigs deferred from 2012. We demonstrated the flexibility of our APEX® rig manufacturing program during 2012 by deferring rigs as demand softened. This allows us to keep components in inventory and scale our efforts based upon newbuild rig demand in 2013.

“Far better than expected, our pressure pumping business achieved a 16% sequential improvement in revenues during the fourth quarter to $212 million. As a result, EBITDA increased 25% to $60.9 million for the fourth quarter. Despite market conditions that became more challenging throughout the year, our pressure pumping business EBITDA decreased by only 9% from the prior year and generated EBITDA of $244 million during 2012.

“Our hydraulic fracturing activity increased during the fourth quarter as customers performed well completions that had been delayed in previous quarters. Additionally, a greater amount of 24-hour work and more work on multi-well pads combined to positively impact our efficiency. Existing customers, who increased their levels of hydraulic fracturing activity during the quarter, awarded us additional work that is requiring the commissioning of new equipment for which activation had previously been deferred. We also purchased an extra 13,500 horsepower during the fourth quarter to support this increased activity. By the end of the first quarter, we expect to have activated all of the horsepower in our fleet,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “Our significantly better than expected fourth quarter financial performance capped a year of significant achievement for Patterson-UTI. Our strong results in 2012, and especially in the fourth quarter, again proved the value of our customer-centric approach, with its dedication to safety and efficiency.

“In contract drilling, we efficiently moved rigs in 2012 from natural gas directed drilling to oil and liquids-rich drilling, and we scaled our APEX® rig newbuild program to meet the changing market environment by adding 22 new APEX® rigs to our fleet. APEX® rigs continue to be an industry leader in both drilling and move-time efficiency. We continue to see strong demand for our multi-directional, walking rigs for pad drilling, a technology we introduced in 2006 and an area in which we have demonstrated multi-year industry leadership.

“In pressure pumping – with our strong customer alignment and sharp focus on well-site execution, we were able to earn incremental business from our customers and achieve strong margins relative to our peers despite challenging market conditions. In the fourth quarter, the increases in utilization and efficiency enabled us to demonstrate some of the continued upside potential that we see in our pressure pumping business.

“Our 2012 operational achievements were complemented by financial achievements, which included the sale of our flowback operations, the issuance of $300 million of aggregate principal amount 4.27% fixed rate 10-year senior unsecured notes, and the refinancing of our credit agreement, which includes a 5-year, $500 million revolving line of credit and a $100 million term loan.

“Our financial strength allowed us to return more than $200 million to shareholders through share repurchases and dividends during 2012. Even after returning more than $200 million to shareholders and investing almost $1 billion in capital expenditures, we ended 2012 in a strong financial position. At the end of the year we had almost $571 million of liquidity, including $111 million of cash and $460 million of availability under our revolving line of credit. Furthermore, as of the end of 2012, our net debt to total capitalization remained low at 18%.

“As we progress into 2013, we continue to be well-positioned. We will remain disciplined with our capital, as we consider opportunities to maximize shareholder returns through company growth and return of capital. None of our achievements in 2012 would be possible without the dedicated hard work of the men and women of our company; we salute and thank them,” he concluded.

The Company declared a quarterly cash dividend on its common stock of $0.05 per share, to be paid on March 29, 2013 to holders of record as of March 15, 2013.

The financial results for the twelve months ended December 31, 2012 include pretax charges of $13.5 million ($8.4 million after-tax) from the retirement of drilling rigs and pressure pumping equipment, as well as the refinancing of the Company’s revolving credit facility. The financial results for the twelve month period ended December 31, 2012 also include a pretax gain on the sale of assets of $27.2 million ($17.2 million after-tax) related to the sale of the Company’s flowback operations and the auction sale of certain excess drilling assets. The financial results for the twelve months ended December 31, 2011 include pretax impairment charges of $15.7 million ($10.0 million after-tax) from the retirement of drilling rigs during 2011, including $11.3 million ($7.1 million after-tax) for the fourth quarter.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the quarter ended December 31, 2012 is scheduled for February 7, 2013 at 9:00 a.m. Central Time. The dial-in information for participants is 866-362-4666 (Domestic) and 617-597-5313 (International). The Passcode for both numbers is 48970041. The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com. Webcast participants should log on 10-15 minutes prior to the scheduled start time. Replay of the conference call will be available at www.patenergy.com through February 21, 2013 and at 888-286-8010 (Domestic) and 617-801-6888 (International) through February 12, 2013. The Passcode for both telephone numbers is 43844178.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC and its subsidiaries have more than 300 marketable land-based drilling rigs and operates primarily in oil and natural gas producing regions in the continental United States, Alaska, and western and northern Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Location information about the Company’s drilling rigs and their individual inventories is available through the Company’s website at www.patenergy.com.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration of global economic conditions, declines in customer spending and in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on rates, utilization, margins and planned capital expenditures, excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction, adverse industry conditions, adverse credit and equity market conditions, difficulty in integrating acquisitions, shortages of labor, equipment, supplies and materials, supplier issues, weather, loss of key customers, liabilities from operations, changes in technology and efficiencies, governmental regulation and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
REVENUES	$652,750	$724,647	$2,723,414	$2,565,943
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion, amortization and impairment)	404,697	438,496	1,667,672	1,543,791
Depreciation, depletion, amortization and impairment	132,791	127,602	526,614	437,279
Selling, general and administrative	16,664	15,590	64,473	64,271
Net gain on asset disposals	(1,111)	(941)	(33,806)	(4,999)
Provision for bad debts	(500)	—	1,100	—

Total costs and expenses	552,541	580,747	2,226,053	2,040,342

OPERATING INCOME	100,209	143,900	497,361	525,601

OTHER INCOME (EXPENSE)
Interest income	172	52	554	187
Interest expense	(5,910)	(4,414)	(22,750)	(15,652)
Other	(27)	10	508	582

Total other expense	(5,765)	(4,352)	(21,688)	(14,883)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	94,444	139,548	475,673	510,718
INCOME TAX EXPENSE	35,585	51,953	176,196	187,938

INCOME FROM CONTINUING OPERATIONS	58,859	87,595	299,477	322,780
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	—	—	—	(367)

NET INCOME	$58,859	$87,595	$299,477	$322,413

BASIC INCOME (LOSS) PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$0.40	$0.56	$1.96	$2.08
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$0.00	$0.00	$0.00	$0.00
NET INCOME	$0.40	$0.56	$1.96	$2.08
DILUTED INCOME (LOSS) PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$0.40	$0.56	$1.96	$2.06
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$0.00	$0.00	$0.00	$0.00
NET INCOME	$0.40	$0.56	$1.96	$2.06
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	146,895	154,493	151,144	153,871

Diluted	147,515	155,268	151,699	155,304

CASH DIVIDENDS PER COMMON SHARE	$0.05	$0.05	$0.20	$0.20

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Contract Drilling:
Revenues	$425,247	$468,917	$1,821,713	$1,669,581
Direct operating costs (excluding depreciation and impairment)	$254,580	$270,907	$1,075,491	$972,778
Selling, general and administrative	$1,685	$1,575	$6,513	$6,408
Depreciation and impairment	$99,863	$101,714	$390,316	$344,312
Operating income	$69,119	$94,721	$349,393	$346,083
Operating days – United States	18,247	20,250	78,420	74,868
Operating days – Canada	683	1,086	2,413	3,890
Total operating days	18,930	21,336	80,833	78,758
Average revenue per operating day – United States	$21.99	$21.56	$22.22	$20.88
Average direct operating costs per operating day – United States	$13.11	$12.34	$13.03	$12.05
Average rigs operating – United States	198	220	214	205
Average revenue per operating day – Canada	$35.03	$29.83	$32.92	$27.38
Average direct operating costs per operating day – Canada	$22.58	$19.36	$22.29	$18.22
Average rigs operating – Canada	7	12	7	11
Average revenue per operating day – Total	$22.46	$21.98	$22.54	$21.20
Average direct operating costs per operating day – Total	$13.45	$12.70	$13.31	$12.35
Average rigs operating – Total	206	232	221	216
Capital expenditures	$179,597	$228,423	$744,949	$784,686
Pressure Pumping:
Revenues	$211,913	$240,849	$841,771	$845,803
Direct operating costs (excl deprec, amort & impairment)	$146,831	$164,380	$580,878	$561,398
Selling, general and administrative	$4,226	$4,436	$17,036	$17,686
Depreciation, amortization and impairment	$26,703	$20,737	$111,062	$73,279
Operating income	$34,153	$51,296	$132,795	$193,440
Fracturing jobs	277	381	1,229	1,531
Other jobs	1,198	1,939	5,659	7,010
Total jobs	1,475	2,320	6,888	8,541
Average revenue per fracturing job	$675.44	$535.94	$590.70	$467.85
Average revenue per other job	$20.71	$18.91	$20.46	$18.48
Total average revenue per job	$143.67	$103.81	$122.21	$99.03
Total average costs per job	$99.55	$70.85	$84.33	$65.73
Capital expenditures	$41,585	$62,619	$194,117	$198,061
Oil and Natural Gas Production and Exploration:
Revenues – Oil	$14,456	$13,327	$55,335	$44,495
Revenues – Natural gas and liquids	$1,134	$1,554	$4,595	$6,064
Revenues – Total	$15,590	$14,881	$59,930	$50,559
Direct operating costs (excluding depletion and impairment)	$3,286	$3,209	$11,303	$9,615
Depletion	$5,019	$4,259	$19,551	$13,986
Impairment of oil and natural gas properties	$252	$132	$1,866	$2,976
Operating income	$7,033	$7,281	$27,210	$23,982
Capital expenditures	$7,264	$7,671	$29,888	$22,884
Corporate and Other:
Selling, general and administrative	$10,753	$9,579	$40,924	$40,177
Depreciation	$954	$760	$3,819	$2,726
Net gain on asset disposals	$(1,111)	$(941)	$(33,806)	$(4,999)
Provision for bad debts	$(500)	$—	$1,100	$—
Capital expenditures	$1,194	$1,429	$5,034	$5,947
Total capital expenditures	$229,640	$300,142	$973,988	$1,011,578
			December 31,	December 31,
Selected Balance Sheet Data (Unaudited):			2012	2011

Cash and cash equivalents			$110,723	$23,946
Current assets			$699,991	$764,950
Current liabilities			$359,863	$418,712
Working capital			$340,128	$346,238
Current portion of long-term debt			$6,250	$10,000
Borrowings outstanding under revolving credit facility			$—	$110,000
Other long-term debt			$692,500	$382,500

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):
Net income	$58,859	$87,595	$299,477	$322,413
Income tax expense	35,585	51,953	176,196	187,938
Net interest expense	5,738	4,362	22,196	15,465
Depreciation, depletion, amortization and impairment	132,791	127,602	526,614	437,279
Results of discontinued operations:
Income tax benefit	—	—	—	(209)

EBITDA	$232,973	$271,512	$1,024,483	$962,886

Total revenue	$652,750	$724,647	$2,723,414	$2,565,943
EBITDA margin	35.7%	37.5%	37.6%	37.5%
EBITDA by operating segment:
Contract drilling	$168,982	$196,435	$739,709	$690,395
Pressure pumping	60,856	72,033	243,857	266,719
Oil and natural gas	12,304	11,672	48,627	40,944
Corporate and other	(9,169)	(8,628)	(7,710)	(35,172)

Consolidated EBITDA	$232,973	$271,512	$1,024,483	$962,886

(1) EBITDA is not defined by generally accepted accounting principles (“GAAP”). We present EBITDA (a non-GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. EBITDA should not be construed as an alternative to the GAAP measures of net income or operating cash flow.